Exhibit 77D - DWS Lifecycle Long Range Fund
(a series of DWS Advisor Funds)

In September 2009, the Board of Trustees of DWS
Lifecycle Long Range Fund, a series of DWS
Advisor Funds, approved (i) the elimination of a non-fundamental investment policy that imposed certain percent limitations on the Fund's ability to invest in foreign securities; and
(ii) the modification of certain investment restrictions related to the Fund's use of forward currency contracts and futures.
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